FOR IMMEDIATE RELEASE                                EXHIBIT 99.1

SELECT COMFORT CORPORATION TO WEBCAST
2016 INVESTOR MEETING NOVEMBER 10TH

Minneapolis - (Nov. 3, 2016) - Select Comfort Corporation (NASDAQ: SCSS) today announced that it will host an Investor Meeting on Thursday, November 10, 2016. The event will include a Sleep Number® store tour, followed by presentations by senior management and a question and answer session.

Due to limited capacity, attendance at the event is by invitation only. However, the presentations and question and answer session will be webcast live in the investor relations area of the Sleep Number website, beginning at approximately 10:15 am Central Time. The webcast replay will remain available in the investor relations area of the company’s website for approximately 60 days.

About Select Comfort Corporation
Nearly 30 years ago, Sleep Number transformed the mattress industry with the idea that ‘one size does not fit all’ when it comes to sleep. Today, the company is the leader in sleep innovation and ranked “Highest in Customer Satisfaction with Mattresses” in 2015 by J.D. Power. As the pioneer in biometric sleep monitoring and adjustability, Sleep Number is proving the connection between quality sleep and health and wellbeing. Dedicated to individualizing sleep experiences, the company’s 3,600 employees are improving lives with innovative sleep solutions. To find better quality sleep visit one of our more than 500 U.S. Sleep Number® stores or SleepNumber.com.

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Investor Contact: Dave Schwantes; (763) 551-7498; investorrelations@selectcomfort.com
Media Contact: Susan Eich; (763) 551-6934; susan.eich@selectcomfort.com